UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ■
Filed by a party other than the registrant □
Check the appropriate box:
□	Preliminary proxy statement
□	Confidential, for use of the Commission only (as permitted by Rule 14a-6(c)(2))
■	Definitive proxy statement
□	Definitive additional materials
□	Soliciting material pursuant to Rule 14a-12

SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
■	No fee required.
□	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

□	Fee paid previously with preliminary materials.

□
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 28, 2008

To the Shareholders:

The Annual Meeting of the Shareholders of Southern Community Financial Corporation (the “Company”) will be held on:
●	Wednesday, May 28, 2008
●	3:00 p.m. (local time)
●	Village Inn Golf & Conference Center Exit 184, Interstate 40 Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the following purposes:

●	To elect four directors to serve three-year terms, expiring at the Annual Meeting of Shareholders in 2011 or until their successors have been elected and qualified.
●	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 31, 2008, are entitled to notice of, and to vote, at the meeting and any adjournments thereof. The Company's stock transfer books will not be closed.

Your vote is important. Whether or not you attend the meeting in person, we encourage you to vote your shares. You may vote your shares on the internet or by using a toll-free telephone number or by completing the enclosed proxy card and returning it in the pre-paid envelope. Instructions for using these convenient services are provided on the back of your proxy card. We encourage you to use the internet to vote. For those shareholders wishing to receive proxy materials electronically an option is provided to request e-delivery in the future.

As many shares as possible should be represented at the meeting, so even if you expect to attend the meeting, please vote your proxy. By doing so, you will not give up the right to vote at the meeting. If you return the proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you return, provided you do vote in person or otherwise validly revoke your proxy. (For more details, see the attached Proxy Statement.)

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer

April 18, 2008

SOUTHERN COMMUNITY
FINANCIAL CORPORATION
4605 Country Club Road, Winston-Salem, NC 27104

APPOINTMENT OF PROXY SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS OF
SOUTHERN COMMUNITY FINANCIAL CORPORATION
FOR THE ANNUAL MEETING TO BE HELD MAY 28, 2008

1.     ELECTION OF DIRECTORS FOR THREE-YEAR TERMS:
Instructions: To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.
(01) Don G. Angell  (02) James O. Frye (03)  Lynn L. Lane (04)  H. Lee Merritt, Jr.
Instructions: Check the appropriate box. To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.

☐ FOR the nominees listed above (except as crossed out).
☐ WITHHOLD authority to vote for the nominees listed above.

2.    OTHER BUSINESS:
The Proxies may vote my shares in their discretion upon any other business that may properly come before the meeting or any adjournment thereof.

Date: ________________, 2008           ______________________________
       Signature of Shareholder

       _______________________________
     Signature of Shareholder

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.

VOTE BY TELEPHONE HAVE YOUR PROXY CARD AVAILABLE WHEN YOU CALL TOLL FREE 1-866-822-2709 USING A TOUCH-TONE PHONE AND FOLLOW THE SIMPLE INSTRUCTIONS TO RECORD YOUR VOTE.	VOTE BY INTERNET HAVE YOUR PROXY CARD AVAILABLE WHEN YOU ACCESS WWW.PROXYPUSH.COM/SCMF AND FOLLOW THE SIMPLE INSTRUCTIONS TO RECORD YOUR VOTE	VOTE BY MAIL PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK UNTIL 5:00 EASTERN TIME ON MAY 27, 2008.
IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

Proxy card must be signed and dated if mailed.

APPOINTMENT OF PROXY: The undersigned shareholder of Southern Community Financial Corporation, a North Carolina corporation (the "Company"), hereby appoints Merle B. Andrews and Robert L. Davis, or either of them (the "Proxies"), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 28, 2008, at 3:00 p.m., at the Village Inn Golf & Conference Center, Exit 184, Interstate 40, Clemmons (Forsyth County), North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting, or any adjournment thereof, then that one shall have and may exercise all the powers hereby conferred.

Your vote is important. Unless you are voting on the Internet or by telephone, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the annual meeting. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your appointment of proxy in the mail or voted on the Internet or by telephone. See the enclosed proxy statement for more details.

SOUTHERN COMMUNITY FINANCIAL CORPORATION	REVOCABLE PROXY
This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all the director nominees and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

VOTE BY TELEPHONE	VOTE BY INTERNET	VOTE BY MAIL
CALL TOLL-FREE USING A	ACCESS THE WEBSITE AND	RETURN YOUR PROXY IN THE
TOUCH-TONE TELEPHONE	CAST YOUR VOTE:	POSTAGE-PAID ENVELOPE PROVIDED
1-866-822-2709	WWW.PROXYPUSH.COM/SCMF

— Please complete and sign on the other side —

SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500
 ________________

PROXY STATEMENT
________________

ANNUAL MEETING

The Board of Directors (the “Board”) of Southern Community Financial Corporation (the “Company”) hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held:

•	Wednesday, May 28, 2008
•	3:00 p.m. (local time)
•	Village Inn Golf & Conference Center Exit 184, Interstate 40 Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 31, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the 2007 Annual Report to Shareholders and Form 10-K. The Company anticipated mailing this Proxy Statement on or about April 18, 2008.

You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you are requested to vote on the proposals described in this Proxy Statement by returning the enclosed appointment of proxy.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important. Your shares can be voted at the annual meeting only if you attend the meeting or vote the enclosed appointment of proxy. You do not have to attend the meeting to vote. To vote the enclosed appointment of proxy, you may:
•
Vote over the internet: You may access our internet voting site by going to: www.proxypush.com/scmf If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future proxy mailings.

•	Vote by telephone: You may vote by calling 866-822-2709.
•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this proxy statement.

The internet and telephone voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed. The internet and telephone voting facilities for eligible shareholders will close at 5:00 pm Eastern Time on May 27, 2008.

The Board has named Merle B. Andrews and Robert L. Davis (the “Proxies”) as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions given. If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the four nominees for director in Proposal 1. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment. These matters include, among other matters, approval of the minutes of the 2007 annual meeting, consideration of a motion to adjourn the Annual Meeting to another time or place, and matters for which the Company did not receive notice by March 4, 2008. As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the Annual Meeting.

Record Holders. If you hold shares in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Company.

Street Name Holders. If you hold shares through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their shares and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

The method by which you vote will not limit in any way your right to vote at the annual meeting if you later decide to attend the annual meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting. To revoke the appointment of proxy:
•	vote again over the internet or the telephone prior to 5:00 pm Eastern Time on May 27, 2008,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary, or
•	vote in person at the meeting as described below.

The address for the Secretary is:

Paula L. London, Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

The Company's Bylaws provide that the holders of a majority of the Company's outstanding common stock, no par value per share (sometimes referred to herein as the “Shares”), represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.

HOW YOUR VOTES WILL BE COUNTED

Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors. In the election of directors under Proposal 1, the four nominees receiving the highest number of votes will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit appointments of proxy in person or by telephone. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.

VOTING SECURITIES

As of the record date for the Annual Meeting, there were approximately 17,319,400 Shares issued and outstanding and entitled to vote at the Annual Meeting. The Company is currently authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the record date for the Annual Meeting, there were approximately 7,300 holders of record of the Company's common stock.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the internet exclusively, and no longer receive proxy material by mail please visit the internet voting site, www.proxypush.com/scmf, where you will be directed to a site to enroll.  Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. If you enroll, we will deliver your proxy material for the 2009 annual meeting of the shareholders over the internet to the e-mail address you provide.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of each person holding more than five percent of the Shares as of December 31, 2007 (as reported in filings with the Securities and Exchange Commission on behalf of the shareholder listed below).

Name and address of Shareholders	Shares Currently Beneficially Owned	Percent of Shares Beneficially Owned (1)

Jeffrey L. Gendell* 55 Railroad Avenue Greenwich, Connecticut 06830	1,363,096	7.83%

* As managing member of Tontine Management, LLC (general partner of Tontine Financial Partners, LP) and as managing member of Tontine Overseas Associates, LLC.

(1) The ownership percentage of each individual is calculated based on the total of 17,399,882 shares of common stock issued and outstanding at December 31, 2007.

The following table shows, as of December 31, 2007, the number of shares of common stock owned by each director and principal officer and by all directors and principal officers of the Company as a group:

Beneficial owner (position)	Shares currently owned (1)	Percentage of common stock owned (2)
Don G. Angell (director)	234,248	1.3%
F. Scott Bauer (director, Chairman and CEO)	228,101	1.3%
Edward T. Brown (director)	324,924	1.9%
James G. Chrysson (director)	122,208	*
Jeff T. Clark (President)	77,855	*
James O. Frye (director)	403,699	2.3%
Matthew G. Gallins (director)	98,088	*
Beverly Hubbard Godfrey (director)	6,466	*
Lynn L. Lane (director)	16,300	*
H. Lee Merritt, Jr. (director)	16,628	*
James C. Monroe (Treasurer and interim CFO)	5,264	*
W. Samuel Smoak (director)	20,000	*
William G. Ward, Sr., M.D. (director)	117,423	*
Directors and principal officers as a group (13 persons)	1,671,204	9.5%

 * Owns less than one percent of the outstanding common stock.

See footnotes on following page.

(1)
This column includes the number of shares of common stock capable of being issued within 60 days of December 31, 2007, upon the exercise of stock options held by the named individual. For each director and principal officer listed above, the beneficial ownership includes the following number of shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of December 31, 2007: Mr. Angell – 10,000; Mr. Bauer – 42,676; Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Clark – 31,750; Mr. Frye – 50,000; Mr. Gallins – 28,676; Ms. Godfrey – 3,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Monroe – 2,000; Mr. Smoak – 15,000; Dr. Ward – 10,000; principal officers and directors as a group – 238,102. To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Mr. Bauer – 1,102; Mr. Brown – 161,608; Mr. Gallins – 28,672; Ms. Godfrey – 3,266; Dr. Ward – 34,818; directors and principal officers as a group – 232,730.

(2)
The ownership percentage of each individual is calculated based on the total of 17,399,882 shares of common stock issued and outstanding at December 31, 2007, plus the number of shares that can be issued to that individual within 60 days of December 31, 2007 upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2007 upon the exercise of all stock options held by the group.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership. Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than six nor more than fourteen. The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly an equal number of directors as possible, each elected to staggered three-year terms. The Board, by resolution, has set the number of director seats for the year 2008 at eleven.

Director Independence. Other than F. Scott Bauer, the Company’s Chief Executive Officer, and James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, all of the members of the Board satisfy the independence requirements as stated in the rules of The Nasdaq Stock Market, Inc. Gallins Foods, Inc., for which Matthew G. Gallins, a director of the Company, serves as Secretary, provided beverage supplies to the Company, but the payments for those services did not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market. The annual meeting of the Company is conducted in a hotel owned by Southeastern Hospitality, for which Don G. Angell, a director of the Company, serves as Chairman of the Board, but the rental payments for the meeting do not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market. A limited liability company, owned in part by James G. Chrysson, a director of the Company, engaged in a related party transaction in 2006 with Southern Community Bank and Trust, the principal subsidiary of the Company, but the payments made to the Bank in the transaction did not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market.

Directors to be elected at this Annual Meeting. At this Annual Meeting, four directors will be elected to the Board to three-year terms that expire at the Annual Meeting of Shareholders in 2011 or until their successors are elected and qualified, or until their death, resignation or retirement. These are the Class II directors.

How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting the number of votes for each nominee designated by the appointments of proxy. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect. The four nominees receiving the highest number of votes will be elected.

Nominations. The Nominating Committee has nominated the four incumbent Class II Board members for election.

Nominees. The following table shows the names of the nominees for election to the four Board seats, their ages at December 31, 2007, and their principal occupations during the past five years.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the four persons who are nominees for election as Class II directors for three-year terms expiring in 2011:

Don G. Angell, 68	1996
Chief Executive Officer, Angell Group (holding company); Chairman of the Board, Southeastern Hospitality (hotels); Chairman of the Board, Meadowbrook of North Carolina (health care); all of Clemmons, North Carolina.

James O. Frye, 68	2004
Retired in December 2004; former Executive Vice President and Vice Chairman of the Board, Southern Community Financial Corporation since January 2004 and former President, Chief Executive Officer and Chairman, The Community Bank, Pilot Mountain, North Carolina; President, The Back Forty, Inc.; Board member, Newfound Lake Land & Timber Co.

Lynn L. Lane, 56	2004
Retired in August 2004; former Senior Vice President and Treasurer, R.J. Reynolds Tobacco Holdings, Inc. (now Reynolds American, Inc.), Winston-Salem, North Carolina; director, Charles & Colvard, Ltd. (Nasdaq: CTHR) since May 2005, where she serves on the Audit Committee.

H. Lee Merritt, Jr., 57	2004	Attorney (solo practice); Mount Airy, North Carolina.

The Board recommends that the shareholders vote for the election of each of the nominees for director listed above. The four nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY
Directors

The following table shows the names, ages at December 31, 2007, and principal occupations during the past five years of the Company's current Class I and Class III Directors.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the four persons serving as Class III directors for three-year terms expiring in 2009:

F. Scott Bauer, 53	1996
Chairman (since January 2002), President (until December 2004) and Chief Executive Officer, Southern Community Financial Corporation since October 2001; Chairman (since January 2002), President (from incorporation until January 2002) and Chief Executive Officer (since incorporation), Southern Community Bank and Trust.

Edward T. Brown, 63	2004	Self-employed farmer, Pinnacle, North Carolina; Board member, Old Belt Farmers, Inc.

James G. Chrysson, 52	1996	Vice President and Co-owner, C.B. Development Co., Inc. (real estate development), Winston-Salem, North Carolina.

W. Samuel Smoak, CPA, 57	2005
Executive Vice President, Chief Financial Officer and Director, Cook & Boardman, Inc. (architectural building products), Charlotte, North Carolina, since September 2006; prior to that, retired as President, Treasurer and Chief Financial Officer, the Pleasants Group (building supplies holding company), Winston-Salem, North Carolina.

Listed below are the three persons serving as Class I directors for three-year terms expiring in 2010:
Matthew G. Gallins, 51	1996	Secretary, Gallins Foods, Inc., Winston-Salem, North Carolina.

Beverly Hubbard Godfrey, 54	2007	President and CEO, Coldwell Banker Triad Realtors, Winston-Salem, North Carolina.

William G. Ward, Sr., M.D., 54	1996	Professor of Orthopedic Surgery, Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina.

Director relationships

Board relationships. No director or principal officer is related to another director or principal officer.

Other directorships: Other than director Lynn L. Lane, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

The Board of the Company held twelve meetings during 2007. All directors attended at least seventy-five percent of the meetings. During 2007, non-employee directors received $1,000 for each Board meeting attended, $500 for each committee meeting attended and $100 for participation in an Audit Committee telephone conference call. In addition to these fees, the Chair of the Audit Committee is paid a $10,000 annual retainer. Director fees are expected to remain the same for 2008, except that the annual retainer for the Chair of the Audit Committee has been increased to $15,000. It is the policy of the Board that all directors attend shareholder meetings. All directors attended the 2007 Annual Meeting, except James G. Chrysson.

Director Compensation. This table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2007.

2007 Director Compensation (1)

Name	Fees Earned or Paid In Cash ($)	All Other Comp ($)	Total ($)
Don G. Angell	15,900	- 0 -	15,900
Edward T. Brown	22,450	- 0 -	22,450
Zack W. Blackmon, Sr. (2)	6,000	- 0 -	6,000
James G. Chrysson	19,600	- 0 -	19,600
James O. Frye	22,500	91,250	113,750
Matthew G. Gallins	22,700	- 0 -	22,700
Beverly Hubbard Godfrey	16,500	- 0 -	16,500
Lynn L. Lane	28,200	- 0 -	28,200
H. Lee Merritt, Jr.	18,500	- 0 -	18,500
Durward A. Smith, Jr. (3)	14,600	- 0 -	14,600
W. Samuel Smoak	17,700	- 0 -	17,700
William G. Ward, Sr., M.D.	18,500	- 0 -	18,500

(1) For each director listed above, the following number of shares of common stock are capable of being issued upon the vesting of all stock options held by the named individual: Mr. Angell – 10,000; Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Frye – 50,000; Mr. Gallins – 28,676; Ms. Godfrey – 15,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Smoak – 15,000; and Dr. Ward – 10,000.
(2) Mr. Blackmon retired at the 2007 Annual Meeting of Shareholders.
(3) Mr. Durward A. Smith, Jr., passed away in October 2007 while serving on the Board.

Committees of the Board of Directors

The Board has established the committees described below.

•
Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority. The Executive Committee held three meetings in 2007. During 2007, the members of the Executive Committee were directors Don G. Angell, F. Scott Bauer (Chair), Zack W. Blackmon, Sr., Edward T. Brown, James G. Chrysson, Durward A. Smith, Jr., and Dr. William G. Ward, Sr.

•
Audit Committee. As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc. The Audit Committee held four meetings and seven conference calls during 2007. Please refer to the Audit Committee report below. During 2007, the members of the Audit Committee were directors Don G. Angell, Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Durward A. Smith, Jr. and W. Samuel Smoak. Directors Lynn L. Lane and W. Samuel Smoak currently serve as the Audit Committee financial experts. The qualifications of each to serve as Audit Committee financial experts are listed above under “Directors”.

•
Nominating and Compensation Committee. The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration. See “Director Nominations” below. The Committee’s compensation functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees. The Nominating and Compensation Committee held three meetings during 2007. Please refer to the compensation committee report below. During 2007, the members of the Nominating and Compensation Committee were directors Don G. Angell, Zack W. Blackmon, Sr., Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane, H. Lee Merritt, Jr., and Durward A. Smith, Jr.

•
Other standing committees and Board officers. The Board has approved three additional standing committees to which certain responsibilities have been delegated. They are the Asset/Liability Committee, the Board Loan Committee, and the Trust Committee. Durward A. Smith, Jr., who was an independent director as defined in the rules of The Nasdaq Stock Market, Inc., served as Vice Chair of the Board until he passed away in October 2007. James G. Chrysson, who was an independent director as defined in the rules of The Nasdaq Stock Market, Inc., served as lead director of the independent directors during 2007.

Director Nominations

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com. At such time as there is a need for nominations to the Board, the Company’s bylaws currently require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. All members of the Board also serve on the board of directors of our subsidiary bank. The banking laws of the state of North Carolina require directors of a bank to own Shares having at least $1,000 in book value. The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered or mailed to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors. See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the directors to do so electronically by sending an email to the following address: directors@smallenoughtocare.com or by sending such inquiries by mail to the Chair of the Audit Committee. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the President, the Chief Financial Officer, and the Treasurer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s corporate website located at http://www.smallenoughtocare.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. The Audit Committee has also adopted a policy pursuant to the Company’s Audit Committee Charter that establishes procedures for employees to communicate concerns about questionable accounting or auditing matters or other improper activities directly to the Audit Committee through its designee.

Company Transactions with Directors and Officers

In 2007, the Company’s principal subsidiary, Southern Community Bank and Trust, has had, and expects to have in the future, transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, is party to a consulting agreement with Company in which he agrees to assist the Company in furthering the development and marketing of its banking relationships in Forsyth, Surry, Stokes, Rockingham and Yadkin Counties, North Carolina, during the term of the agreement for a payment of $92,500 annually. The agreement also provides that Mr. Frye will not compete with the Company during the term of the agreement for an additional payment of $92,500 annually. The agreement terminates on December 31, 2009.

In 2006, a limited liability company, which is owned 24% by James G. Chrysson, a director of the Company, purchased a building from Southern Community Bank and Trust for approximately $1.25 million. The Bank made a loan to the company in the amount of approximately $1.1 million, which has since been repaid.

As required by the rules of the Nasdaq Stock Market, Inc., the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations. In addition to the rules of the Nasdaq Stock Market, Inc. and the related SEC regulations, the Company ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares. Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed, except that F. Scott Bauer, the Chairman and CEO of the Company, and director Matthew G. Gallins each filed one transaction late.

Report of the Audit Committee

In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.smallenoughtocare.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the consolidated financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of The Nasdaq Stock Market, Inc. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee: Don G. Angell, Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), and W. Samuel Smoak.

Report of the Compensation Committee

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com. In accordance with its charter, the Nominating and Compensation Committee has sole authority to establish the base salaries and incentive awards for the executive officers of the Company and provides oversight for the employee benefit plans for the other Company employees. As required by its Charter, each member of the Committee satisfies the independence requirements for serving on a compensation committee as established by the rules of The Nasdaq Stock Market, Inc.

In December 2006, the Nominating and Compensation Committee met to review the accomplishments and evaluate the performance of the Company’s executive officers during 2006, including the executive officers named in the Executive Compensation section of this proxy statement, and to establish the 2007 base salaries for the executive officers. It also reviewed and approved the Company’s management succession plan. After discussion, the Committee determined that the Company’s three-year cash incentive program was too difficult to implement with the various changes in the Company’s operations and terminated the plan.

As a part of its executive compensation review, the Committee evaluated third party data regarding peer companies based on market capitalization, geographic location, and performance. These North Carolina and national surveys of compensation were prepared by the North Carolina Bankers Association, SNL Securities, and America’s Community Bankers. The Committee discussed these surveys with the Chief Executive Officer. The Chief Executive Officer does recommend executive compensation other than his own. He is not permitted to be present while his compensation is being debated or approved. During the December 2006 meeting, he participated in the discussion of executive compensation other than his own. Following this discussion, the Committee established the base compensation for the executive officers for 2007 as required by the Nasdaq rules. At the conclusion of this process, the Committee reported its results to the Board.

At its April 2007 meeting, after reviewing information prepared by its benefits consultant, Stanley Benefits, regarding new salary continuation agreements intended to replace the Supplemental Executive Retirement Plan, the Nominating and Compensation Committee approved the agreements for the Company’s senior executive officers. At this meeting, the Committee also decided to draft a restricted stock plan for the Company to replace the three-year cash incentive compensation plan terminated by the Committee at its December 2006 meeting.

At its June 2007 meeting, the Nominating and Compensation Committee adopted a supplemental non-tax-qualified 401(k) salary deferral plan that permits highly compensated employees to defer compensation beyond the limits permitted by the Code for the Company’s tax-qualified 401(k) plan. The intention of the plan is to give highly compensated employees an option to defer similar percentages of their compensation as other employees of the Company. The Committee also reviewed the results of its directors peer review, which included a review of the performance of the Chairman and Chief Executive Officer.

In December 2007, the Nominating and Compensation Committee met to review the accomplishments and evaluate the performance of the Company’s executive officers during 2007 and to establish the 2008 base salaries for the executive officers. The financial targets and target executive bonus payments pursuant to the Company’s annual incentive compensation programs have been established for several years and the Committee did not amend those plans at the December 2007 meeting. Since the Company did not have final financial results for evaluation of the annual incentive compensation plan, the determination of those awards was postponed until after year-end 2007. The Committee reviewed and approved a restricted stock plan for the Company. The Committee met again in January 2008 and agreed to increase the annual base salaries for Mr. Bauer and Mr. Clark by $20,000 each.

The Company achieved its targeted budgeted net income goal for fiscal year 2007 which qualified executive management to receive a 100% payout under the Company’s annual incentive compensation program. Management chose first to award all non-management employees their annual bonus awards. This amount was deducted from the aggregate bonus pool for the Company. The amount remaining was allocated to executive officers in percentages closely aligned to the approved plan. The distribution to executive officers represented approximately 43% of their targeted bonus awards.

In fulfilling its oversight responsibilities, the Nominating and Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management. Based on this discussion and review, the Committee recommended to the Board that the Compensation Discussion and Analysis (beginning on page 19) be included in this proxy statement.

This report is submitted by the Nominating and Compensation Committee: Don G. Angell, Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane, and H. Lee Merritt, Jr.

Principal Executive Officers

F. Scott Bauer, age 53, is the Chairman of the Board and Chief Executive Officer of the Company. He also served as President of the Company from its incorporation until December 2004. Mr. Bauer became the President and Chief Executive Officer of Southern Community Bank and Trust when the Bank was incorporated and served as its President until December 2001. Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with Branch Banking and Trust Company (“BB&T”) in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

Jeff T. Clark, age 44, became President of the Company in December 2004. Prior to that, he served as Executive Vice President of the Company. Mr. Clark joined the Bank in August 1996 prior to its incorporation and, before becoming President of the Bank on December 31, 2001, served as Executive Vice President of the Bank and was responsible for commercial and retail banking.

James C. Monroe, age 59, became Treasurer of the Company in May 2007 and was named interim Chief Financial Officer in September 2007. Mr. Monroe has over 35 years of experience in finance in the banking industry. Prior to his employment with the Bank in April 2007, he served for seven years as an Executive Vice President and Treasurer for two subsidiary banks of The South Financial Group, Greenville, South Carolina - Carolina First Bank in South Carolina and Mercantile Bank in Florida. He began his banking career in 1970 with the former Wachovia Bank, Winston-Salem, North Carolina and was later employed by BankOne and its predecessor banks in Dallas, Texas.

Executive Compensation

Cash Compensation. During 2007, all employees were compensated by the Bank, the principal subsidiary of the Company. This table sets forth certain information regarding the compensation paid by the Bank to or for (i) our current Chief Executive Officer (“CEO”) and interim Chief Financial Officer (“CFO”), (ii) the other executive officer who was serving as such at December 31, 2007, and (iii) one former executive officer who served as CFO during a portion of 2007 (our “named executive officers”). The listed individuals were the only executive officers of the Company during 2007.

Summary Compensation Table

Name and Position	Year		Salary ($)	Option Award ($)	Non- Equity Incentive Comp. ($)	Non-qualified Deferred Comp. ($)	All Other Comp. ($)		Total ($)
F. Scott Bauer,	2007		355,008	- 0 -	108,000	122,595	63,258	(1)	648,861
Chairman and CEO	2006		315,000	- 0 -	- 0 -	25,890	40,666	(2)	381,556

Jeff T. Clark,	2007		255,000	- 0 -	75,000	26,791	51,411	(3)	408,202
President	2006		230,000	- 0 -	- 0 -	5,214	29,276	(4)	264,490

David W. Hinshaw,	2007	(5)	190,000	- 0 -	- 0 -	- 0 -	3,800	(6)	193,800
EVP and CFO	2006		190,000	- 0 -	- 0 -	- 0 -	23,348	(6)	213,348

James C. Monroe,	2007	(7)	128,056	5,331	30,000	20,890	7,450	(8)	191,727
Treasurer and
Interim CFO
_____________
(1)
Includes the Bank’s contribution of $21,300 on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), the Bank’s accrued cost for providing an automobile of $15,321, the Bank’s payment of $10,433 for long term health care coverage, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees. Mr. Bauer is capable of being issued 42,676 shares of common stock upon the vesting of all stock options held by him.

(2)
Includes the Bank’s contribution of $15,000 on behalf of the officer under the 401(k) Plan, the Bank’s accrued cost for providing an automobile of $12,276, the Bank’s payment of long term health care coverage, the Bank’s cost to provide $500,000 in personal term life insurance, and the Bank’s reimbursement of country club fees.

(3)
Includes the Bank’s contribution of $15,300 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $15,114, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(4)
Includes the Bank’s contribution of $12,883 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $10,963, and the Bank’s reimbursement of country club fees.

(5)	Employment terminated effective May 15, 2007.
(6)	The Bank’s contribution on behalf of the officer under the Bank’s 401(k) Plan.
(7)	Employment began April 16, 2007.
(8)	The Bank’s contribution on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan.

Employment Agreements. The Bank and the Company are parties to employment agreements with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company and Jeff T. Clark, President of the Company. The agreements with Mr. Bauer and Mr. Clark are substantially similar. The term of each agreement is for three years. On each anniversary of the effective date of the employment agreements, the terms are automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the employer or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended. The Bauer and Clark Employment Agreements automatically terminate when the officers attain age 65. In addition, each officer has the option to terminate his respective agreement upon sixty days' written notice to the employer. While each officer is employed and for two years following termination of employment, their employment agreements prohibit Mr. Bauer and Mr. Clark from competing with the employer.

Under the Bauer and Clark Employment Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the employer. Mr. Bauer’s agreement provides that he shall be nominated to serve as a director of the Bank and the Company and that he be provided long-term care insurance paid up at age 60 (owned exclusively by Mr. Bauer) and life insurance providing a death benefit of no less than $500,000. Under their employment agreements, Mr. Bauer and Mr. Clark are provided with the use of an automobile pursuant to the policies of the employer. Under the Bauer and Clark Employment Agreements, each officer is entitled to payment of his country club expenses, reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and contractual indemnification against liabilities arising out of service as an officer of the employer. Each officer is also entitled to all fringe benefits that are generally provided by the employer for its employees.

Under their employment agreements, Mr. Bauer and Mr. Clark may terminate employment for Good Reason, which includes any reduction in base pay, any assignment of duties or responsibilities which are not commensurate with the officer’s status (including failure to elect Mr. Bauer to the Board of Directors of the Bank and the Company), any material breach of their employment agreement by the employer, or a transfer of the officer’s principal work location more than fifteen (15) miles from his then current principal work location. Following such Good Reason Termination, the employer is required to pay the officer’s base salary for the remaining term of the employment agreement and to continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies.

The Bauer and Clark Employment Agreements also grant each officer the contractual right to negotiate Salary Continuation Agreements that provide annual benefits upon separation from service at age 62. See “Retirement Benefits” below for a further discussion of the payments under their Salary Continuation Agreements.

The Bauer and Clark Employment Agreements also provide that in the event of a change of control, certain payments must be made to each officer. If these payments would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the employer must reimburse the officer an amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes. See “Potential Payments Upon Change in Control” below for a further discussion of these payments. The agreements also provide for reimbursement of legal fees up to $500,000 for Mr. Bauer and Mr. Clark, if the officer is required to seek legal advice to enforce his employment agreement following a change of control. A "change of control" is defined, under both the employment agreements and the Salary Continuation Agreements discussed below, to mean any of the following events:
•	Any person or group acquires beneficial ownership of representing more than fifty percent (50%) of the fair market value or voting power of the Company’s securities; or
•
During any period of twelve consecutive months, any person or group acquires beneficial ownership of representing thirty-five percent (35%) or more of any class of voting securities of the Company, or a majority of the Company’s Board is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority the Company’s Board; or

•	During any period of twelve consecutive months, any person or group acquire more than forty percent (40%) of the assets of the Company.

The Bank is party to an employment contract with James C. Monroe, interim Chief Financial Officer of the Company. The term of the Monroe Employment Agreement is for two years. On each anniversary of the effective date of his employment agreement, the term is automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or Mr. Monroe is received advising the other that the agreement shall not be further extended. Mr. Monroe has the option to terminate his employment agreement upon sixty days' written notice to the Bank. While employed by the Bank and for two years following termination of employment, his employment agreement prohibits Mr. Monroe from competing with the Bank. Under his employment agreement, Mr. Monroe receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board of Directors of the Bank, and is entitled to all fringe benefits that are generally provided by the Bank for its employees and executive officers. His employment agreement also provides for certain payments to Mr. Monroe upon the occurrence of certain events following a change of control of the Company.

Plan-Based Awards. The following table contains information with respect to incentive compensation that may be awarded to the named executive officers for service during 2007 pursuant to the Bank’s incentive compensation plans.

2007 Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards:			Option Awards:	Exercise Price of Option	Grant Date
Name	Grant date	Threshold ($)	Target ($)	Max($)	Number of Securities Underlying Options (#)	Award ($/share)	Fair Value (1)
F. Scott Bauer	N/A	124,250	248,500	497,000	- 0 -	N/A	N/A
Jeff T. Clark	N/A	63,750	127,500	255,000	- 0 -	N/A	N/A
James C. Monroe	4/07	(2)	57,000	57,000	10,000	10.13	33,174

(1)	Assumes expected life of seven years, interest rate of 4.46%, yield rate of 1.3% and volatility of 26.75%.
(2)	Threshold payment is at the discretion of management.

Annual incentive compensation plan. These awards are earned during each fiscal year based on the Company’s net income as a percentage of the budgeted amount for the year. All awards earned are paid in cash, provided the participants continue to be actively employed by the Bank. The target opportunity is 70% of base salary for Mr. Bauer and 50% of base salary for the other participating officers. The payouts of the target bonus are as follows:

Percentage of budgeted net income:	95%	100%	105%	110%	115%	120% or more
Payout percentage of target bonus:	50%	100%	125%	150%	175%	200%

No awards are made if the Company does not achieve at least 95% of the budgeted amount of net income for the year. Awards made under this plan are included under Non-equity Incentive Plan Compensation in the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at December 31, 2007.

2007 Outstanding Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Exercisable/	Unexercisable	Price ($)	Date
F. Scott Bauer	18,676	- 0 -	4.83	05/06/08
	24,000	- 0 -	10.04	10/23/13
Jeff T. Clark	15,750	- 0 -	6.51	08/22/12
	16,000	- 0 -	10.04	10/23/13
James C. Monroe	2,000	8,000	10.13	04/16/17

Option Exercises. The following table contains information with respect to option exercises by the named executive officers during 2007:
 Option Exercises During 2007

Option Awards:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. Scott Bauer	30,916	194,348
Jeff T. Clark	19,106	99,772
David W. Hinshaw	10,000	5,950

Retirement Benefits. Supplemental 401(k) Plan. During 2007, the Bank adopted a supplemental non-qualified 401(k) plan for highly compensated employees whose ability to defer income until retirement is limited due to Code restrictions applicable to tax-qualified plans. This supplemental plan allows highly compensated employees to contribute to the plan up to 50% of their annual compensation after reaching the 401(k) Plan’s deferral limits. The Bank will match the first six percent of compensation that is deferred into the supplemental plan, which vests twenty percent per year over five years. All amounts deferred under the non-qualified 401(k) plan, including the Bank’s match, are held in trust and are subject to the claims of creditors of the Bank. Participants in the supplemental non-qualified 401(k) plan are not subject to income tax on the amounts contributed, and the Bank does not receive an expense deduction, until the deferred amounts are paid to the participants.

As under the 401(k) Plan, accounts under the non-qualified 401(k) plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plan. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plan.

Supplemental 401(k) Plan

Name	Executive Contributions in 2007 ($)	Bank Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance in 2007 ($)

F. Scott Bauer	7,100	6,350	(105)	-	13,345
Jeff T. Clark	5,950	5,100	(188)	-	10,862
James C. Monroe	3,725	3,725	(612)	-	6,838

Salary Continuation Agreements. The following table contains information with respect to unfunded nonqualified retirement benefits due to the Named Executive Officers pursuant to certain Salary Continuation Agreements between the Bank and the Named Executive Officers:

Salary Continuation Agreement

Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
F. Scott Bauer	11	324,960
Jeff T. Clark	11	80,880
James C. Monroe	1	24,370

(1) The present value shown is calculated using the benefit accrual balance discounted at the rate of 7.00%.

The Bank was a party to supplemental executive retirement plans (“SERP”) with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company, and Jeff T. Clark, President of the Company. Effective March 2007, the Compensation Committee replaced the SERPs with Salary Continuation Agreements and Split Dollar Agreements between these officers and the Bank. The Bank has purchased, and is the primary beneficiary, of life insurance policies on each officer which are intended to offset the cost of these retirement benefits. These benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Code. At normal retirement age of 62, the Salary Continuation Agreements provide each of the named executive officers with a retirement benefit for the life of each officer. The annual benefit for Mr. Bauer is currently $188,504. The annual benefit for Mr. Clark is $150,490.

In the case of termination prior to retirement, other than for Cause, as defined in the Salary Continuation Agreements, or disability prior to normal retirement, the retirement benefit is reduced to the amount accrued by the Bank at the date of the event. Under these circumstances, the retirement benefit will begin the later of (i) seven months following termination of employment, or (ii) the month after the officer’s attainment of age 62.

If either Mr. Bauer or Mr. Clark dies while employed by the Bank, the Salary Continuation Agreements require the Bank to pay the officer’s beneficiary the accrued value of the retirement benefit plus 85% of the death benefit payable under the Split Dollar Agreements (after deduction of the cash surrender value of the policies, which is retained by the Bank to fund its salary continuation obligations) in a lump sum within 90 days of the officer’s death. If either officer dies while receiving benefits under a Salary Continuation Agreement, the Bank is required to pay the present value of any remaining benefit to the officer’s beneficiary in a lump sum within 90 days of the officer’s death. Both officers are fully vested in the benefits under these agreements.

No benefit will be payable under the agreements if: (i) the officer is terminated for Cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is in default or is subject to regulatory restrictions, pursuant to Federal banking law; or (iv) the officer competes with the Bank during the two year period following termination of employment, other than following a change of control.

The definition of a change of control is discussed above under “Employment Agreements.” If either Mr. Bauer or Mr. Clark is removed from office or if either’s employment is terminated before a change of control occurs but after discussions with a third party regarding a change of control commence, and if those discussions ultimately conclude with a change of control, then for purposes of the payment of the change of control benefit pursuant to the Employment Agreement, the removal of the Officer or termination of his employment shall be deemed to have occurred after the change of control. The present value of the full retirement benefit is payable to Mr. Bauer within ten days following a change of control of the Company. For Mr. Clark, the retirement benefit is also payable with ten days following a change of control of the Company but is the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit. If either officer is receiving benefits under a Salary Continuation Agreement, the remaining change of control benefit must be paid in a lump sum within ten days following any change of control.

If any change of control payments would cause the imposition of excise taxes on any officer under Section 280G and Section 4999 of the Code, the Salary Continuation Agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes. The Salary Continuation Agreements also provide for the Bank to reimburse Mr. Bauer and Mr. Clark for their legal fees of up to $500,000 if either officer is required to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control. This benefit is in addition to the legal fee reimbursement provided under the employment agreements with each officer.

In June 2007, the Bank entered into a Salary Continuation Agreement with its interim Chief Financial Officer, James C. Monroe. Mr. Monroe’s agreement is substantially similar to the agreements for Mr. Bauer and Mr. Clark, except than:
•	Mr. Monroe’s annual retirement benefit is $25,000 and his normal retirement date is set at June 1, 2012 (at which time Mr. Monroe will be 64 years old).
•	Upon a change of control, Mr. Monroe’s benefit is the accrued value of the retirement benefit as of the date of the change of control.
•	The death benefit for Mr. Monroe is the accrued value of the retirement benefit as of the date of his death.
•	The reimbursement to Mr. Monroe for his legal fees to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control is a maximum of $250,000.
Mr. Monroe will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until three years following his date of employment.

Post-Employment Benefits. Provided that each named executive officer exercises any vested stock options held by the officer on or before the final date of employment, he will be able to realize gain on the difference between the exercise price and the fair market value of the stock options. See “Outstanding Equity Awards at Fiscal Year-End” above for a listing of each officer’s stock option holdings. Using the fair market value of the Company’s common stock as of December 31, 2007, the gain would have been $31,936 for Mr. Bauer and $315 for Mr. Clark.

Mr. Bauer and Mr. Clark each have death benefits pursuant to their Split Dollar Agreements. These policies may be purchased by the officers for the cash value of the policies at termination of employment prior to retirement. As of December 31, 2007, the amount of the death benefit payable to the officer’s beneficiary pursuant to the Split Dollar Agreements was approximately $899,000 for Mr. Bauer and $503,700 for Mr. Clark.

Potential Payments Upon Termination Other Than for Cause. In the event a named executive officer’s employment is terminated by the employer for any reason other than Cause or following a Change of Control, or in the event either Mr. Bauer or Mr. Clark terminates his employment due to a Good Reason Termination, our executive officers will remain eligible for the salary continuation benefits and nonqualified deferred compensation benefits under our various plans in which they participate as described above. The benefits under those plans are payable upon attainment of retirement age, and Mr. Bauer and Mr. Clark are fully vested in those benefits. As of December 31, 2007, if either officer terminated employment due to disability or for reasons other than death, disability, termination for Cause or following a Change of Control, the estimated annual retirement benefit under the Salary Continuation Agreements would have been $31,616 for Mr. Bauer and $7,869 for Mr. Clark. Mr. Monroe will not be vested in his retirement benefit until three years following his date of employment. The retirement benefit is forfeited if the officer competes with the Bank during the two year period following termination of employment, except following a Change of Control.

In the event either Mr. Bauer’s or Mr. Clark’s employment is terminated by the employer for any reason other than Cause, or in the event either officer terminates his employment due to a Good Reason Termination (defined above under “Employment Agreements”), their employment agreements require the employer to pay the officer’s base salary for the remaining term of the employment agreement and continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies. Also, any remaining policy premiums on Mr. Bauer’s long-term care insurance (owned exclusively by Mr. Bauer) must be paid in full and the life insurance providing a death benefit of no less than $500,000 must be transferred to Mr. Bauer. No benefits are owed upon termination for Cause. Termination for Cause includes termination because of the Officer's intentional act of fraud, embezzlement, or theft, gross negligence or gross neglect of his duties, intentional wrongful damage to the business or property of the employer, breach of fiduciary duties as an officer or director, material breach of any provision of the Employment Agreement, removal of the officer from office or permanent prohibition from participating in the Bank’s affairs by an order issued by a bank regulator, conviction of the officer for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the officer. As of December 31, 2007, assuming that their insurance and medical benefits would continue for the remaining term of each officer’s employment agreement, the estimated cost to the Company to terminate the employment agreements without Cause, or if each officer terminated his employment due to a Good Reason Termination, would have been approximately $893,600 for Mr. Bauer and approximately $618,800 for Mr. Clark.

Mr. Monroe’s employment agreement provides that the Bank must pay his base salary for the remaining term of his employment agreement in the event that his employment is terminated by the employer for any reason other than Cause, which would include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of his employment agreement. The estimated cost to the Company to terminate the Monroe Employment Agreement without Cause as of December 31, 2007, would have been approximately $218,750.

Potential Payments Upon a Change of Control. Upon the occurrence of a change of control, certain payments must be made to Mr. Bauer and Mr. Clark pursuant to their salary continuation and employment agreements. A "change of control" is defined in the same manner under both under their employment agreements and their Salary Continuation Agreements and is discussed above under “Employment Agreements.” If the change of control payments would cause the imposition of excise taxes on either officer under Section 280G and Section 4999 of the Code, these agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.

Upon a change of control, the present value of the full retirement benefit pursuant to his Salary Continuation Agreement is payable to Mr. Bauer. For Mr. Clark, the retirement benefit pursuant to his Salary Continuation Agreement is the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit and it is payable upon a change of control.

Pursuant to their employment agreements, the Company has agreed to pay Mr. Bauer and Mr. Clark a lump sum payment equal to three times the officer’s base salary during the year in which the change of control occurs plus his incentive compensation paid in the previous year. The Company is also required to continue all insurance and medical benefits under their employment agreements for the remaining term of those agreements or until Mr. Bauer or Mr. Clark is reemployed or dies, to fully vest the officer in all benefit plans of the employer, and to make matching and profit sharing payments under the Company’s 401(k) plan for that plan year.

Therefore, the estimated cost to the Company in the event of a change of control as of January 1, 2008 pursuant to the employment agreements and Salary Continuation Agreements would have been approximately $5,568,000 on behalf of Mr. Bauer and approximately $1,736,000 on behalf of Mr. Clark. In addition, the Company is required to reimburse Mr. Bauer and Mr. Clark for their legal fees of up to $500,000 separately under both the Salary Continuation and Employment Agreements (total of $1.0 million for each officer) if either officer is required to seek legal advice to enforce his rights under the agreements following a change of control.

Mr. Monroe will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until three years following his date of employment. Mr. Monroe’s employment agreement provides that the Bank must pay him an amount equal to twice his “base amount” as defined in Section 280G of the Code upon the occurrence of certain events constituting termination of employment within twenty-four months following a change in control. Mr. Monroe has the right to terminate his employment if he determines, in his sole discretion, that he has not been assigned duties, responsibilities and status commensurate with his duties prior to the change of control, his salary has been reduced below the amount he would have received under the Employment Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is a more than 35 miles from his then current principal work location. As of January 1, 2008, the estimated cost to the Company to terminate the Monroe Employment Agreement following a change of control would have been approximately $365,284.

  Payments to Mr. Hinshaw. David W. Hinshaw, the former Chief Financial Officer of the Company, was a party to an employment agreement with the Company and the Bank that was substantially similar to the Bauer and Clark Employment Agreements, except that his reimbursement for legal fees to seek legal advice to enforce his rights following a change of control was a maximum of $250,000. When Mr. Hinshaw left the employment of the Company effective May 15, 2007, his employment agreement with the Company was terminated. Pursuant to the terms of his employment agreement, he was entitled to receive his annual base salary through the date of termination of his employment and other benefits available generally to the Company’s employees, in each case only to the extent owing and unpaid as of his termination date. The Company agreed to continue to pay his annual base salary ($190,000) until July 31, 2008 and to continue all insurance and medical benefits under his employment agreement until he was reemployed (which the Company understands occurred in June 2007). He continues to be bound by the non-competition and confidentiality obligations under his employment agreement. Mr. Hinshaw was not a party to a salary continuation agreement.

Compensation Discussion and Analysis

Compensation Philosophy. Our Company’s philosophy has long been “Small Enough to Care.” Even though the Company has grown to over $1.5 billion in assets, we are not the largest or oldest bank in our market. Our Company’s growth and successful operation has been dependent on the ability to attract executive officers with the appropriate experience from other financial institutions to join our Company. To best meet the challenges of a competitive banking market that includes competitors many times our size, we have developed a pay-for-performance culture, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers and directly link pay to our performance. This pay-for-performance program:
•	provides a competitive compensation package that varies depending on performance; and
•	aligns our executive officers’ interests with those of our stockholders.

To ensure that the Company can attract the appropriate experienced officers to the Bank, the Compensation Committee believes it must keep its executive compensation package competitive with the Bank's peer group. The Company’s 2007 compensation program was based upon the following principles:
•	Base salaries were targeted to a range of salaries paid to executive officers of similarly sized banks nationwide and North Carolina peer group banks.
•	Annual cash incentive awards were based upon the Company’s performance against its budget.
•	Long-term compensation rewards resulted from stock price appreciation from stock option and restricted stock awards to our executive officers.

The annual performance review for determining base salaries and annual cash incentive, restricted stock and stock option awards follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Compensation Committee believes best indicate successful management of our business. We provide most of our long-term compensation opportunity in stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. The vesting and other design features of these awards are intended to encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.

We believe that our actions in recent years demonstrate our commitment to our pay-for-performance mandate:
•
We require that the performance targets of our incentive compensation programs be attained and, as a result, the senior executive officers of the Company were paid no annual bonuses for performance during years 2003, 2004 and 2006.

•
The features of our stock incentive plans encourage long-term stock ownership by our executive officers, such as no vesting on restricted stock awards until the third anniversary of the grant and periodic vesting over a five-year period for stock option awards.

•	Mr. Bauer refused a salary increase for compensation year 2005.

During deliberations by the Compensation Committee, F. Scott Bauer, our CEO, recommends base salaries other than his own, primarily for the Company’s President, Jeff Clark, and the Chief Financial Officer, as well as annual cash bonuses. He is also permitted to discuss the targets for incentive compensation, but all final targets are determined by the Compensation Committee. The Chief Executive Officer is not permitted to be present while his compensation is being debated or approved by the Compensation Committee. During deliberations regarding 2007 compensation, the CEO participated in the discussion of executive compensation other than his own.

While the Compensation Committee believes executive compensation must be attractive enough to encourage executives to join the Company, the Committee also intends to maintain compensation practices that reflect the conservative economic culture in which the Company operates. The Company does not provide executive officers with reserved parking spaces, separate dining or other facilities, nor does it defray the cost of personal entertainment or family travel. The health care and other employee benefit programs of the Company are the same for all eligible employees, including the executive officers.

The Compensation Committee annually reviews the elements of executive compensation to determine if they are serving the needs of the Company. During 2007, the Compensation Committee determined that since the principal retirement benefit of the Company was its 401(k) Plan, the Company’s highly compensated employees (including the named executive officers) were being disadvantaged by the limits on deferrals under the Code. Therefore, the Compensation Committee approved a supplemental non-qualified 401(k) deferral plan that permits highly compensated employees to defer additional income. During 2006, the Compensation Committee determined that the Company’s three-year long-term incentive program was not functioning as anticipated and terminated the program. After discussing various proposals during 2007, the Compensation Committee adopted a Restricted Stock Plan at the end of 2007 and intends to make grants under that Plan in 2008. Also during 2006, the Compensation Committee determined that the SERPs were not providing the level of benefits necessary to appropriately compensate our executive officers at retirement and engaged legal assistance and Stanley Benefits to develop appropriate improvements. Effective April 2007, the SERPs were replaced with Salary Continuation Agreements and, for certain officers, Split Dollar Agreements. The Compensation Committee will continue to monitor the components of executive compensation and make changes as appropriate to position the Company to be able to attract and retain the best management possible.

Elements of Executive Compensation. During 2007, the Company's compensation program for executive officers consisted of the following elements: annual salary; one-year performance-based cash awards; periodic grants of restricted shares of the Company’s common stock and options under the Company’s stock option plans; employment agreements with the executive officers; retirement benefits; and perquisites established by the Compensation Committee. The following sections describe the compensation program for the executive officers of the Company in effect during 2007:

Base Salary. Base salaries for executive officers are reviewed and approved by the Compensation Committee. The Compensation Committee approves salaries based upon a review of the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina and an analysis of other similarly situated public banking companies nationally. This data was obtained from third party North Carolina and national surveys of compensation prepared by the North Carolina Bankers Association, SNL Securities, and America’s Community Bankers and from staff summaries of compensation information as disclosed in the peer institutions’ periodic reports. For 2007, the Compensation Committee considered executive salaries close to the mid-point of the ranges. In making its final determinations of base salaries, the Compensation Committee did not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Company and personal performance were considerations. The Compensation Committee determined that the Company ties annual compensation to earnings performance. For 2007, the base salary of both the Chief Executive Officer and the President of the Company were increased to just below the mid-point of the salary range.

Annual Cash Incentive Compensation. Annual cash incentive compensation awards for executive officers are approved by the Compensation Committee based on each executive officer's base salary and the Company’s attainment of annual budget goals. In some instances, additional objectives that are specific to the executive officer's job function are also considered. The criteria for awarding the annual cash incentives target the Company achieving 95% of its budgeted net income goals. The Company achieved 100% of the benchmarked net income goal for fiscal 2007. All employees other than executive officers who made a substantial contribution to the success of the Bank during the year ended December 31, 2007, were awarded their targeted bonus awards. The executive officers were awarded approximately 43% of each officer’s bonus percentage as shown above under “Executive Compensation.”

Stock Grants. In past years, the Compensation Committee awarded stock options to executive officers as a long-term incentive to align the executives' interests with those of other shareholders and to encourage significant stock ownership. The Compensation Committee has attempted to develop alternative long-term incentives to reduce the reliance of stock options to reward executive officers of the Company. During 2007, the Compensation Committee studied and adopted a Restricted Stock Plan and intends to make grants under this Plan in 2008.

Stock Options. Stock options were granted only to the interim Chief Financial Officer in 2007 in order to induce him to join the Company. Under the Company’s incentive stock option plans (“ISO Plans”), the Compensation Committee grants to selected key employees options to purchase the Company’s common stock at a price equal to the fair market value of the shares on the date of grant. Eligible employees under the ISO Plans are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Company by reason of the nature and extent of their duties. The option recipients, including the named executive officers, will receive value from these grants only to the extent that the price of the common stock of the Company exceeds the grant price of the options. Grants of restricted stock were made to certain executive officers other than the named executive officers during 2007.

Employment Agreements. From the incorporation of its predecessor over ten years ago, the Company has maintained that its growth is dependent on the stability of its executive management team and that employment agreements are an important tool for maintaining that stability, specifically the covenants preventing the officers from competing with the Bank and thereby reducing the risks to the Bank if the officers were to terminate employment without these restrictive covenants. Therefore, from the beginning, the Bank has been a party to employment contracts with its executive officers. A description of the material terms of the employment agreements with the named executive officers is described above under “Executive Compensation.” The Compensation Committee believes that employment agreements have aided the Company in retaining key executives and have contributed to the success of the Company.

These employment agreements include severance provisions and restrictive covenants. The Compensation Committee believes it may be difficult for senior executives to find comparable employment within a short period following termination. Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees. In addition, the employment agreements contain restrictive covenants for the Bank’s benefit following terminations of employment prohibiting the executive from:
•	competing with the Bank following employment termination except under certain circumstances;
•	from soliciting Bank employees and customers; and
•	from divulging confidential information obtained while employed with the Bank.
These provisions are intended to protect the Bank by preventing an executive from competing against the Bank during his or her compensation continuance period and to protect confidential or proprietary Bank information.

The employment agreements also provide change of control payments under certain circumstances to reward the Bank’s executive officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change of control of the Company. For executive officers other than the Company’s most senior executive officers, the employment agreements do not provide for change of control payments solely because of a change of control of the Bank. An additional triggering event must occur following the change of control in order for the Bank to make any change of control payments to these officers. The defined triggering events were selected to provide the Company with protection from executive competition and to avoid unwarranted terminations of employment that could harm the Company’s business or financial condition.

Because Federal tax rules limit the amounts that each executive officer may receive in the event of a change of control, the Compensation Committee agreed to provide its most senior executive officers, including Mr. Bauer and Mr. Clark, with a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive if their employment is terminated in connection with a change in control and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. Also, since the surviving entity could refuse to comply with its obligations under the employment agreements with the executive officers following a change of control, or could institute litigation seeking to have the employment agreements declared unenforceable, or could take or attempt to take other action to deny executive officers the benefits intended under the employment agreements, one of the principal purposes of the employment agreements would be frustrated. The Compensation Committee believes that our senior executive officers should not be required to incur the expenses associated with the enforcement of their rights under the employment agreements, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the executive officers under the employment agreements. The employment agreements therefore also provide Mr. Bauer and Mr. Clark legal fee reimbursement up to certain limits so that they will not be forced to negotiate settlement of their rights under the employment agreements following a change of control under threat of incurring expenses.

Consistent with this policy of having employment agreements with our senior executive officers, the Compensation Committee authorized, and the Bank entered into, an employment agreement with Mr. Monroe following his appointment as interim Chief Financial Officer in 2007. The terms of that agreement are described above under “Executive Compensation.”

Retirement Payments. The Compensation Committee strongly believes that comprehensive post-retirement benefits for employees who reach retirement age is part of a competitive compensation program. The Bank’s retirement benefits program, available to all employees generally, consists of the 401(k) Plan and the Bank’s participation in the federal Social Security program. In addition, for highly compensated employees, including the named executive officers, the Bank has executed supplemental executive retirement agreements and maintains a non-qualified supplemental 401(k) savings plan that matches contributions of plan participants that exceed the federal limit of income for participation in the 401(k) Plan. The components of the retirement program are:

Matching Contributions to 401(k) Plan. The 401(k) Plan is a voluntary defined contribution benefit plan under the Code, designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that lower the maximum contributions of more highly compensated participants. The Bank matches 100% of an employee’s contributions to the 401(k) Plan up to a maximum limit of 6% of the employee’s compensation. In keeping with the Compensation Committee’s belief in tying the financial interests of the employees to those of the shareholders, employees may direct the Bank match to be invested in common stock of the Company purchased on the open market and employees may elect to have their 401(k) Plan funds used to purchase additional common stock of the Company on the open market. Accounts under the 401(k) Plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.

Supplemental non-qualified 401(k) deferrals. Due to the Code limitations that lower the maximum contributions of highly compensated participants (all employees with salaries in excess of $100,000), the Compensation Committee approved a supplemental non-qualified 401(k) deferral plan that permits the Bank’s highly compensated employees to defer additional income. A description of the material terms of the supplemental deferrals is included above under “Executive Compensation.” While this is a benefit to the named executive officers, it was primarily intended to benefit the highly compensated employees of the Company who are not parties to salary continuation agreements.

Supplemental Executive Retirement Agreements. Several years ago, the Bank established a non-tax qualified supplemental executive retirement plan for certain senior executive officers to supplement the amount that these officers can defer under the Bank’s 401(k) Plan because of the Code limitations on the amount of compensation that may be deferred under the 401(k) Plan. The SERPs were designed to provide additional retirement benefits to these senior executive officers at their normal retirement dates. SERPs are a common component of the compensation packages of the peer companies with which the Bank competes, and of the financial institution industry generally. The Compensation Committee believes that such benefits should be a part of the Bank’s compensation system because they are necessary to:
•	retain the existing officers of the Bank with a package that is competitive in our industry; and
•	match the compensation packages of officers the Bank wants to recruit.

During 2006, the Bank determined that its SERPs were not providing the level of benefits necessary to appropriately compensate our executive officers. Therefore, the Compensation Committee engaged legal assistance and Stanley Benefits to develop appropriate improvements. Effective April 2007, the SERPs were replaced with Salary Continuation Agreements and, for certain officers, Split Dollar Agreements. The goal of the new agreements is to provide a defined benefit so that at retirement, each officer’s total benefits, including Social Security benefits, will equal 60% of his or her estimated final base pay. Each new agreement’s defined benefit is intended to fill the gap between the 60% of final base pay target versus the sum of Social Security benefits, the 401(k) Plan deferrals, and the SERP. The Bank owns life insurance policies on the lives of certain of the participating executive officers in order to offset the cost of future funding of the benefit payments under the Salary Continuation Agreements. The Compensation Committee intends to periodically review the defined benefit stated in each officer’s Salary Continuation Agreement to ensure that target benefits are being maintained at 60% of final base pay and that the life insurance accruals will offset the cost to the Company of the defined benefits. Material provisions of the Salary Continuation Agreements are described above under “Executive Compensation.”

Perquisites and other benefits. In addition to the benefits described above, the Company provides its executive officers with certain perquisites that the Compensation Committee considers to be usual and customary within the Company’s peer group to assist the Company in remaining competitive in the market for experienced management. For instance, the Bank provides the CEO with use of an automobile, long-term health care insurance, personal term life insurance, reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and payment of his country club expenses. The President is provided with the use of an automobile, payment of his country club expenses, and reimbursement of his cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement). For additional information regarding the perquisites made available to the Company’s executive officers during 2007, please see the description of the employment agreements under “Executive Compensation” and the footnotes to the “All Other Comp.” column of the Summary Compensation Table.

Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees. Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

PERFORMANCE GRAPH

The following graph provides an indicator of the cumulative total shareholder returns for the Company as compared with the Nasdaq Composite Index and SNL Securities’ Southeast Bank Index. Historical price performance during this period may not be indicative of future stock performance.

		Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Southern Community Financial Corporation	100.00	166.31	158.56	140.90	160.02	105.60
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Southeast Bank Index	100.00	125.58	148.92	152.44	178.75	134.65

Source: SNL Financial LC, Charlottesville, VA
© 2008

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Company’s independent certified public accountant for the year ended December 31, 2007 was Dixon Hughes PLLC (“Dixon Hughes”), which is expected to be retained by the Audit Committee as the Company’s independent certified accountant for the year ended December 31, 2008. Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed, or expected to be billed, to the Company by Dixon Hughes in connection with the annual audit of the Company’s 2007 financial statements, review of the Company’s interim financial statements, issuance of consents, review of press releases, the audit of internal controls over financial reporting, and FDICIA attest services. The aggregate fees billed or expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2006 and 2007 are $244,450 and $240,000, respectively.

Audit-Related fees. Audit-related services consist of an employee benefit plan audit, and accounting consultations. The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2006 and 2007 were $20,200 and $29,758 respectively.

Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2006 and 2007 were $20,275 and $24,490, respectively.

All other fees. There were no additional fees billed to the Company by Dixon Hughes during the fiscal years ended December 31, 2006 and 2007.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged. The Audit Committee Charter also permits the Audit Committee to delegate to one or more designated members of the Committee the authority to grant pre-approvals of permissible non-audit services. The Audit Committee has delegated this authority to its Chair and Vice-Chair.

ANNUAL REPORT

In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company's Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and schedules, accompanies this Proxy Statement. No part of the 2007 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

James C. Monroe, Treasurer
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

How to submit proposals for possible inclusion in the 2009 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for the Company's 2009 annual meeting, any such proposals must be received at the Company's principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than December 19, 2008. In order for a proposal to be included in the Company’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 19, 2008: Proposals submitted after December 19, 2008 will not be included in the proxy materials for the 2009 annual meeting. However, if a shareholder wishes to have a proposal considered at the 2009 annual meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 4, 2009. Management proxies shall have discretionary authority to vote on any proposals received after March 4, 2009.

Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than seven days nor more than 60 days prior to the date of the meeting at which the directors are elected. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chair of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer